Exhibit 99.1

FOR IMMEDIATE RELEASE

Michèle Szynal 760-804-4150 Michele.Szynal@CallawayGolf.com	Brad Holiday 760-931-1771	Eric Struik 760-931-1771

Callaway Golf Increases Size of Private Offering and Announces Pricing of

$125 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock

Carlsbad, California, June 9, 2009 — Callaway Golf Company (NYSE: ELY) today announced that it has priced and increased by $15 million its previously announced private offering of preferred stock. Callaway will issue $125 million principal amount of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, with a liquidation preference of $100 per share. The Company also granted the initial purchasers a 30-day option to purchase up to an additional $15 million of the preferred stock. The preferred stock will be resold to a group of qualified institutional buyers pursuant to the Rule 144A exemption from registration under the Securities Act of 1933, as amended. The sale of the preferred stock is expected to close on June 15, 2009. The Company will pay cumulative dividends on the preferred stock from the date of original issue at a rate of 7.50% per annum of the $100 liquidation preference per share, subject to adjustment in certain circumstances.

The preferred stock will be convertible, at the holder’s option, in certain circumstances, into common stock of Callaway at an initial conversion rate of 14.1844 shares of Callaway’s common stock per share of preferred stock, which is equivalent to an initial conversion price of approximately $7.05 per share, or a conversion premium of approximately 19.1% based on the last reported sale price on the New York Stock Exchange of $5.92 per share of Callaway’s common stock on June 9, 2009.

The Company may also elect, on or prior to June 15, 2012, to mandatorily convert some or all of the preferred stock into shares of Callaway’s common stock if the closing price of the Company’s common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion. If the Company elects to mandatorily convert any preferred stock, it will make an additional payment on the preferred stock equal to the aggregate amount of dividends that would have accrued and become payable through and including June 15, 2012, less any dividends already paid on the preferred stock.

The Company estimates that the net proceeds from this offering will be approximately $119 million in cash, exclusive of net proceeds received if the initial purchasers exercise the over-allotment option in full, after deducting estimated discounts, commissions, and expenses. Callaway intends to use the net proceeds of this offering to pay down the Company’s revolving line of credit, which the Company believes will enable it to retain the credit facility’s currently favorable terms and avoid the need for an amendment of such terms.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, Ben Hogan® and uPro™ brands in more than 100 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com.

Important Notice Regarding Forward-Looking Statements

The statements in this press release regarding the proposed private placement and its terms, including the proposed use of proceeds, and the line of credit are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities being offered, a significant decline in revenues or further weakening of economic conditions and foreign currency exchange rates and the Company’s ability to comply with the financial covenants of its line of credit. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Current Report on Form 8-K, filed on June 8, 2009, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

2